Exhibit 99

Jefferies Announces First Quarter Financial Results

NEW YORK--(BUSINESS WIRE)--Jefferies Group, Inc. (NYSE: JEF) today announced financial results for our first quarter ended March 31, 2008.

Highlights for the first quarter ended March 31, 2008:

  Net revenues were down 52% to $201.2 million, versus $418.8 million in the first quarter of 2007, primarily resulting from a $51 million loss in Jefferies High Yield Trading, a $34 million loss in Jefferies Asset Management, and investment banking revenues of only $99 million.
  The net loss for the first quarter of 2008 was $60.5 million as compared to net earnings of $62.3 million for the first quarter of 2007.
  The net loss per share (diluted) was $0.43 as compared to net earnings per share (diluted) of $0.42 for the first quarter of 2007.

“Despite this quarter’s brutal market conditions and disappointing results, Jefferies remains in a strong financial and market position with excess liquidity and a solid business base,” commented Richard B. Handler, Chairman and Chief Executive Officer of Jefferies. "With a platform positioned to perform, we remain confident about executing on our strategy as the markets reach equilibrium.”

Conference Call

A conference call with management discussion of financial results for the first quarter will be held on April 21, 2008 at 11:00 AM Eastern and can be accessed at (706) 634-9290. A replay of the call will be available two hours post-call at (402) 977-9140 (code: 21379617). A live audio webcast and delayed replay will also be available under “Investor Relations” at www.jefferies.com. Questions for consideration by management can be submitted in advance through “Contact Us” at www.jefferies.com or by calling 203-708-5975 by 10:00 AM Eastern on April 21, 2008.

About Jefferies

Jefferies, a global investment bank and institutional securities firm, has served growing and mid-sized companies and their investors for 45 years. Headquartered in New York, with more than 25 offices around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm is a leading provider of trade execution in equity, high yield, convertible and international securities for institutional investors and high net worth individuals. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF; www.jefferies.com).

-- financial tables follow --

JEFFERIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007

Revenues:
Commissions	$113,651	$77,032
Principal transactions	54	144,449
Investment banking	99,207	170,115
Asset management fees and investment income (loss) from managed funds
	(27,796)	22,485
Interest	204,891	201,162
Other	6,480	8,041
Total revenues	396,487	623,284
Interest expense	195,291	204,475
Revenues, net of interest expense	201,196	418,809

Non-interest expenses:
Compensation and benefits	259,951	227,666
Floor brokerage and clearing fees	12,948	14,582
Technology and communications	30,916	22,157
Occupancy and equipment rental	17,257	18,171
Business development	12,900	13,109
Other	20,481	19,631
Total non-interest expenses	354,453	315,316

(Loss)/earnings before income taxes and minority interest	(153,257)	103,493
Income tax (benefit)/expense	(57,892)	40,658
(Loss)/earnings before minority interest	(95,365)	62,835
Minority interest in (loss) earnings of consolidated subsidiaries, net
	(34,828)	576
Net (loss)/earnings	($60,537)	$62,259

(Loss)/earnings per share:
Basic	($0.43)	$0.44

Diluted	($0.43)	$0.42

Weighted average shares:
Basic	141,784	140,897
Diluted	141,784	152,058

Effective Tax Rate	37.8%	39.3%

JEFFERIES GROUP, INC. AND SUBSIDIARIES SELECTED STATISTICAL INFORMATION (Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Quarters ended
	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
Statement of Earnings
Revenues, net of interest expense	$201,196	$349,397	$334,424	$465,460	$418,809	$374,235
Non-interest expenses:
Compensation and benefits	259,951	283,538	183,503	251,602	227,666	197,425
Non-personnel expenses	94,502	107,330	95,600	85,467	87,650	82,615
(Loss)/earnings before income taxes and minority interest
	(153,257)	(41,471)	55,321	128,391	103,493	94,195
Income tax (benefit)/expense	(57,892)	(14,134)	21,608	45,046	40,658	38,018
(Loss)/earnings before minority interest	(95,365)	(27,337)	33,713	83,345	62,835	56,177
Minority interest in (loss) earnings of consolidated subsidiaries, net
	(34,828)	(3,135)	(5,060)	15,510	576	394
Net (loss)/earnings	($60,537)	($24,202)	$38,773	$67,835	$62,259	$55,783

Diluted (loss)/earnings per share	($0.43)	($0.17)	$0.26	$0.45	$0.42	$0.38

Financial Ratios
Pretax operating margin	-76.2%	-11.9%	16.5%	27.6%	24.7%	25.2%
Compensation and benefits / net revenues	129.2%	81.2%	54.9%	54.1%	54.4%	52.8%
Effective tax rate	37.8%	34.1%	39.1%	35.1%	39.3%	40.4%

JEFFERIES GROUP, INC. AND SUBSIDIARIES SELECTED STATISTICAL INFORMATION (Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Quarters ended
	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
Revenues by Source
Equities	$138,193	$139,248	$140,296	$144,563	$173,057	$151,974
Fixed Income & Commodities
Fixed Income (excluding high yield) and Commodities
	33,668	36,201	16,502	40,443	46,128	32,964
High Yield	(51,676)	(3,225)	(7,387)	34,123	10,337	9,978
Fixed Income & Commodities Total	(18,008)	32,976	9,115	74,566	56,465	42,942

Total	120,185	172,224	149,411	219,129	229,522	194,916

Investment banking	99,207	167,204	189,780	223,093	170,115	145,167

Asset management fees and investment income (loss) from managed funds:
Asset management fees	6,285	6,419	5,369	7,294	9,451	14,190
Investment income (loss) from managed funds	(34,081)	(12,471)	(11,652)	6,090	13,034	15,228
Total	(27,796)	(6,052)	(6,283)	13,384	22,485	29,418
Interest	204,891	328,926	334,056	310,739	201,162	143,847
Total revenues	$396,487	$662,302	$666,964	$766,345	$623,284	$513,348

Other Data
Number of trading days	61	64	63	63	61	63
Average employees	2,486	2,521	2,472	2,319	2,265	2,239
Common shares outstanding	132,762	124,453	125,657	125,740	124,238	119,547
Weighted average shares:
Basic	141,784	140,726	142,822	142,092	140,897	136,438
Diluted	141,784	140,726	155,480	154,301	152,058	150,599

As of March 31, 2008, stockholders' equity amounted to $1.7 billion, resulting in book value of $13.03 per share.

CONTACT:
Jefferies Group, Inc.
Chief Financial Officer
Peregrine C. Broadbent, (212) 284-2338